Exhibit 10.69

EGTRRA AMENDMENT
TO THE
WELLPOINT 401(k) RETIREMENT SAVINGS PLAN
(As Amended Through March 1, 2002)

        The WellPoint 401(k) Retirement Savings Plan ("Plan"), as amended through March 1, 2002, is further amended effective as of January 1, 2002 to reflect additional changes made by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). In addition, the Plan is amended for other technical and administrative changes as of the dates specifically provided below:

          1.    Section 2.09(a)(7) is amended, effective for Plan Years beginning on and after January 1, 1998, by adding a sentence at the end to clarify the items included as elective deferrals under a cafeteria plan described in Code Section 125.

            Amounts treated as elective deferrals under a cafeteria plan described in Code Section 125 include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage.

          2.    Section 2.25 defining "Remuneration" is amended, effective for Limitation Years beginning on and after January 1, 1998, by adding a sentence at the end to clarify items included as elective deferrals under a cafeteria plan.

            Amounts treated as elective deferrals under a cafeteria plan described in Code Section 125 include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage.

          3.    Section 5.03 is amended effective as of January 1, 2002 to limit the allocations of Special Contributions.

            Other than a Bonus Contribution described in Section 5.10 below, and subject to Section 18.06, a Participating Company may authorize a qualified nonelective employer contribution to the extent needed to satisfy the tests described in the Testing Salary Deferral and Matching Contributions Appendix to the Plan. The contribution will be allocated to the Accounts of Eligible Employees who are Non-Highly Compensated Employees from the lowest paid to the highest paid in an amount up to or equal to their Code Section 415 allocation limit or, effective January 1, 2002, an amount up to or equal to 25% of such Non-Highly Compensated Employee's Remuneration.

          4.    Section 5.06 is amended effective July 1, 2002 by adding the following sentence at the end to authorize a contribution to be allocated to former participants in the Blue Cross and Blue Shield of Missouri 401(k) Savings Program ("RightCHOICE Plan") whose accounts were decreased by early redemption charges incurred in connection with the merger of the RightCHOICE Plan into the Plan.

            As soon as administratively possible following the merger of the Blue Cross and Blue Shield of Missouri 401(k) Savings Program ("RightCHOICE Plan") into the Plan, an allocation will be made to the Account of each Participant who is an Employee on July 1, 2002, other than a Participant who is a Highly Compensated Employee, whose account in the RightCHOICE Plan was decreased prior to the merger to reflect any early redemption fees incurred in order to accommodate the transfer of assets from the RightCHOICE Plan to the Plan. The amount of the allocation to an affected Participant's Account will be equal to the portion of such fees charged against the Participant's account in the RightCHOICE Plan.

          5.    Section 9.04(c) is amended to reduce the suspension period following a hardship withdrawal as authorized by EGTRRA as of the dates specified.

            (c)    Suspension.    Effective July 1, 2001, any withdrawal from a Participant's Salary Deferral Contributions Account under this Section will result in a suspension of the Participant's right to elect Salary Deferral Contributions under the Plan and to make pre-tax and post-tax elective contributions under all other qualified and nonqualified plans maintained by an Affiliated Company ("Other Elective Contributions"). The suspension will continue for a period of 12 months (6 months effective January 1, 2002, subject to Section 18.06) following the effective date of the withdrawal. The aggregate amount of a Participant's Salary Deferral Contributions to this Plan and the Participant's Other Elective Contributions in the Plan Year immediately following the Plan Year in which the hardship withdrawal is made will not exceed the Code Section 402(g) limit reduced by the amount of his or her Salary Deferral Contributions made to this Plan and Other Elective Contributions made in the Plan Year in which the hardship withdrawal is made. Any suspension in effect on January 1, 2002 attributable to a hardship withdrawal prior to that date will continue in effect under the terms of the Plan as in effect at the effective date of such withdrawal. Effective January 1, 2003, the reduction of the Code Section 402(g) limit applicable to a Participant's Salary Deferral Contributions in the Plan Year following the year in which the Participant makes a hardship withdrawal will be eliminated.

          6.    Section 11.01 is amended effective January 1, 2002 to confirm the elimination of the same desk rule as authorized by EGTRRA.

            Effective January 1, 2002, and subject to Section 18.06, with respect to any distribution or severance from employment on or after that date, a Participant's benefits will become payable upon the Participant's termination of employment due to death, disability or severance from employment or, subject to Code Section 401(k)(10), a termination of the Plan without establishment of a successor plan. Prior to 2002, Plan benefits will become distributable when (a) the Participant separates from service, including but not limited to a separation due to death, disability or retirement, (b) subject to Code Section 401(k)(10), if substantially all the assets of a trade or business are sold to an unrelated corporation, the Participant continues employment with the unrelated corporation and the Participating Company continues to maintain this Plan, or (c) subject to Code Section 401(k)(10), if a Participating Company's interest in a subsidiary is sold to an unrelated entity and the Participant continues employment with the subsidiary and the Participating Company continues to maintain this Plan.

          7.    Section 11.10(a) defining "Eligible Rollover Distribution" is amended effective January 1, 2002 to reflect the changes made to the statutory definition under EGTRRA.

            (a)    Eligible Rollover Distribution.    An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of 10 years or more; any distribution to the extent that distribution is required under Code Section 401(a)(9); effective January 1, 1999, any hardship distribution described in Code Section 401(k)(2)(B)(i)(IV); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). Effective with respect to distributions made on and after January 1, 2002, (i) no portion of a hardship distribution is includible in an Eligible Rollover Distribution and (ii) a portion of a distribution will not fail to be an eligible rollover distribution merely because it consists of after-tax employee contributions that are not includible in gross income, provided, however, that such portion may be transferred only to an individual retirement account or annuity described in Code Sections 408(a) or (b), or to a qualified defined contribution plan described in Code Sections 401(a) or 403(a) that agrees to separately account for the transferred amounts, including separately accounting for the portion includible in gross income and the part that is not so includible.

          8.    Section 11.10(b) defining "Eligible Retirement Plan" is amended effective January 1, 2002 to reflect the changes made to the statutory definition under EGTRAA.

            (b)    Eligible Retirement Plan.    An Eligible Retirement Plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity. Effective with respect to distributions made on and after January 1, 2002, the following changes apply: (i) an Eligible Retirement Plan also includes an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, provided the plan agrees to separately account for amounts transferred into such plan from this Plan and (ii) in the case of a distribution to a surviving spouse, the limitation to an individual retirement account or an individual retirement annuity ceases to apply. This definition of eligible retirement plan also applies in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order within the meaning of Code Section 414(p), to any plan described in Code Section 402(c)(8)(B), the terms of which permit the acceptance of a direct transfer from an alternate payee.

          9.    Section 18.06 is added effective January 1, 2002, to distinguish provisions that require agreement between the Company and the relevant union.

            18.06.    Contingent Provision.    A provision that references this Section will not apply to an Employee whose terms of employment are subject to a collective bargaining agreement unless and to the extent that the Company and the relevant union enter into a written agreement confirming the application of such provision.

          10.  Section 1.03(b) of Appendix I: Testing Salary Deferral and Matching Contributions is amended effective January 1, 2002 to reflect the elimination of the multiple use limitation as authorized by EGTRRA.

            (b)    Multiple Use Limitation.    The following provision applies in Plan Years beginning before 2002. If testing under Sections 1.02 and 1.03 results in the multiple use of the alternative limitation, the amount over the aggregate limit described in Treasury Regulation section 1.401(m)-2(b)(3) will be treated as an Excess Deferral Contribution described in Section 1.02 and returned to Highly Compensated Employees as described therein. Effective for Plan Years beginning after 2001, this Section 1.03(b) is repealed.

          11.  Section 1.01 of Appendix II: Limitations on Allocations is amended effective for limitation years beginning on and after January 1, 2002 to incorporate the increased contribution limits under Code Section 415(c)(3) authorized by EGTRRA.

            Basic Limitation.    The total Annual Addition to Participants' Accounts under this Plan and under any other defined contribution plan maintained by an Affiliated Company may not, for any Limitation Year beginning after 1994, exceed the lesser of (i) the dollar limit which is

    $30,000 ($40,000 effective January 1, 2002) indexed for cost of living changes consistent with Code Section 415(d) or (ii) 25% (100% effective January 1, 2002) of the Participant's Remuneration for that Limitation Year. The changes applicable effective January 1, 2002, are subject to Section 18.06.

          12.  Appendix IV:  Top Heavy Provisions is amended effective January 1, 2002 to incorporate changes to the top heavy rules authorized by EGTRRA.

            (i)    Section 1.01(b) is revised as follows:

              (b)  Effective January 1, 2002, Key Employee shall mean any Employee or former Employee who at any time during the Plan Year containing the determination date was either:

                (i)    an officer having annual Remuneration greater than $130,000 (as adjusted under Code Section 416(i));

                (ii)  a five percent owner of the Company; or

                (iii)    a one percent owner of the Company having annual Remuneration of more than $150,000 within the meaning of Code Section 415(c)(3). The determination of who is a key employee will be made consistent with Code Section 416(i) and related regulations.

              Prior to 2002, Key Employee shall mean, with respect to any Plan Year, a Participant or former Participant (and the Beneficiaries of a deceased Participant) who, at any time during the Plan Year containing the Determination Date for the Plan Year in question, or any of the four immediately preceding Plan Years, was:

                (i)    An officer of the Company whose annual Remuneration exceeds 50% of the amount in effect under Code Section 415(b)(1)(A) for the calendar year in which such Plan Year ends;

                (ii)  One of the 10 Employees whose annual Remuneration from the Company exceeds the limitation in effect under Code Section 415(c)(1)(A) and who owns or is considered as owning more than a 1/2% ownership interest and one of the 10 largest percentage ownership interests in the Company;

                (iii)  A 5% owner of the Company; or

                (iv)  A 1% owner of the Company having an annual Remuneration of more than $150,000.

            For purposes of this definition, no more than 50 employees (or, if less than 50, either 3 employees or 10% of all employees, whichever is greater) shall be treated as officers. For purposes of determining the number of officers taken into account, employees described in Code Section 414(q)(8) will be excluded. In addition, for purposes of determining ownership percentages hereunder, the constructive ownership rules of Code Section 318 shall apply as provided by Code Section 416(i)(1)(B). For purposes of paragraph (ii) above, if 2 Employees have the same interest in the Company, the Employee having greater annual compensation from the Company shall be treated as having a larger interest. For purposes of determining 5% and 1% owners, neither the aggregation rules nor the rules of subsections (b), (c), and

    (m) of Code Section 414 apply. Inherited benefits will retain the character of the benefits of the employee who performed services for the Company.

            (ii)  Section 1.01(d) is revised as follows:

              (d)  "Top-Heavy Ratio" shall mean for this Plan or the Required Aggregation Group or Permissive Aggregation Group, as applicable, the fraction, the numerator of which is the sum of the account balances under the aggregated defined contribution plans of all Key Employees as of the Determination Date, including any part of any account balance distributed in the 5-year period (1-year period effective January 1, 2002) ending on the Determination Date, and the present value of accrued benefits, including any part of any accrued benefit distributed in the 5-year period (1-year period effective January 1, 2002) ending on the Determination Date, under the aggregated defined benefit plans of all Key Employees as of the Determination Date, and the denominator of which is the sum of all account balances, including any part of any account balance distributed in the 5-year period (1-year period effective January 1, 2002) ending on the Determination Date, under the aggregated defined contribution plans for all Participants and the present value of accrued benefits under the defined benefit plans, including any part of any accrued benefit distributed in the 5-year period (1-year period effective January 1, 2002) ending on the Determination Date, for all Participants as of the Determination Date, determined in accordance with Code Section 416 and the regulations thereunder. The accrued benefit of a Participant other than a Key Employee shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Company, or (b) if no such method exists, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C). The accrued benefit for a defined contribution plan will be determined on the most recent valuation date within a 12-month period ending on the Determination Date. The accrued benefit for a defined benefit plan will be determined on the valuation date used for computing plan costs for minimum funding. No accrued benefit for any Participant or Beneficiary shall be taken into account for purposes of calculating the Top-Heavy Ratio with respect to (i) a Participant who is not a Key Employee with respect to the Plan Year in question, but who was a Key Employee with respect to a prior Plan Year, or (ii) an Employee who has performed no services for any Affiliated Company within the five-year period (one-year period effective January 1, 2002) ending with the Determination Date, unless such Employee becomes reemployed after such 5-year period (one-year period effective January 1, 2002).

            (iii)  A new clause is added at the end of Section 1.03(b):

              (iv)  Matching Contributions.    For Plan Years beginning after 2001, Matching Contributions will be taken into account as employer contributions for purposes of the minimum contribution in a top heavy plan year.

        IN WITNESS WHEREOF, WellPoint Health Networks Inc. caused this Amendment to be executed this 4th day of December, 2002.

WELLPOINT HEALTH NETWORKS INC.
By:	/s/ J. THOMAS VAN BERKEM	Date:	December 4, 2002